Kannalife, Inc. Rebrands as Neuropathix, Inc.; Reveals New Name, Ticker Symbol, Updated Logo and Visual Identity

DOYLESTOWN, PA – Nov. 5, 2020 – Kannalife, Inc. (“Kannalife” or the “Company”) (OTCQB: KLFE), a biopharmaceutical and medchem company specializing in the research and development of potent novel monotherapeutics, announced today that the Company has changed its official name to Neuropathix, Inc. with a new ticker symbol (OTCQB: NPTX) and has updated the Company’s logo and visual identity to better reflect the Company’s current projects and mission. As part of this rebranding, the Kannalife brand name and Kannalife Sciences, Inc. will remain a subsidiary of Neuropathix.

Neuropathix, Inc., previously known as Kannalife, Inc., is a well-known pioneer in cannabinoid therapeutics and has been covered by global news media for the past ten (10) years. The Company has had its scientific findings published in highly respected peer reviewed journals such as American Chemical Society Medicinal Chemistry Letters and the Journal of Molecular Neuroscience and has continued to evolve since its founding in 2010.

“The name change was made to best describe the life sciences purpose, corporate mission and target diseases of the Company. We remain focused on continuing to expand on our proprietary intellectual property of both cannabinoid-based and non-cannabinoid molecules. As the Company looks to expand on our biopharmaceutical research, the name Neuropathix better showcases our commitment to successfully moving our non-opioid cannabinoid inspired leading compounds, including KLS-13019 into clinic trials. Studies have shown that our leading drug candidate KLS-13019 holds that potential and we have made this the central focus for our research,” said Dean Petkanas, CEO of Neuropathix.

Through this name change, the Company aims to increase awareness for the need to bring potent, non-opioid alternatives to market for the treatment of neuropathic pain. This focus can be seen in the Company’s phase 1 NIH study grant completed in late 2019. That pre-clinical study showed the ability of KLS-13019 to prevent and reverse neuropathic pain in animal models and stands as a strong candidate as a potential treatment for neuropathic pain and the reduction of the use of opioids.

To coincide with this rebranding, the Company will be releasing a new corporate website at www.neuropathix.com.

About Neuropathix

Neuropathix is a biopharmaceutical medchem company focused on the development of proprietary and patented novel, monotherapeutic molecules for patients suffering from unmet medical needs of neurodegenerative disorders - including chemotherapy-induced peripheral neuropathy (CIPN), a chronic neuropathy caused by toxic chemotherapeutic agents; hepatic encephalopathy (HE), a neurotoxic brain-liver disorder caused by excessive concentrations of ammonia and ethanol in the brain; mild traumatic brain injury (mTBI), a disorder associated with single and repetitive impact injuries; and chronic traumatic encephalopathy (CTE), a disease associated with highly repetitive impact injuries in professional and amateur sports.

Atopidine™ is Neuropathix’s novel, patented small molecule that has been shown to have protective and anti-inflammatory properties in pre-clinical testing. The same studies show that it has also outperformed cannabidiol (CBD) in preventing inflammatory responses relevant to UVB-radiation, including cytokines, TNF-a, IL-1b, and IL-6.

KLS-13019 is Neuropathix’s leading patented, investigational, novel, monotherapeutic product for the potential treatment of a range of neurodegenerative and neuropathic pain disorders, beginning with chemotherapy-induced peripheral neuropathy (CIPN). Neither KLS-13019 or Atopidine™ have been reviewed or approved for patient use by the U.S. Food and Drug Administration (FDA) or any other healthcare authority in the world. Their safety and efficacy have not been confirmed by FDA-approved research.

The Company's KLS Family of proprietary molecules focuses on treating oxidative stress-related diseases such as HE, chronic pain from neuropathies like CIPN, and neurodegenerative diseases like CTE. Neuropathix conducts its research and development efforts at the Pennsylvania Biotechnology Center of Bucks County in Doylestown, PA.

For more information about Neuropathix, visit www.neuropathix.com and the Company’s Twitter page at @neuropathix.

Forward-Looking Statements

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This press release contains statements about expected future events, the Company’s business plan, plan of operations, the viability of the Company’s drug candidates, and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements, by definition, involve risks and uncertainties. The Company does not sell or distribute any products that are in violation of the United States Controlled Substances Act.

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